Exhibit (a)(1)(E)

Offer to Purchase
All Outstanding Shares of Common Stock
of
SELECTIS HEALTH, INC.
at
$5.75 Per Share in Cash
Pursuant to the Offer to Purchase dated July 13, 2026
by
black pearl equities, llc
and

BLACK PEARL EQUITIES II, LLC,
its wholly owned subsidiary

and
tortuga ACQUISITION Sub, inc.,
its wholly owned subsidiary

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2026, UNLESS THE OFFER IS EXTENDED.

July 13, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 13, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Black Pearl Equities, LLC, a New York limited liability company (“Parent”), Black Pearl Equities II, LLC, a New York limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and Tortuga Acquisition Sub, Inc., a Utah corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), to purchase all of the issued and outstanding shares of common stock, par value $0.05 per share (the “Shares”), of Selectis Health, Inc., a Utah corporation (the “Company”), at a purchase price of $5.75 per Share in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $5.75 per Share in cash, without interest thereon and subject to any required tax withholding (the “Offer Price”).

2.	The Offer is being made for all of the issued and outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 22, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Purchaser and Merger Sub, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will accept the Shares for purchase in the Offer and Merger Sub will then merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Purchaser (the “Merger”). The Merger Agreement provides that in the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company, any of its subsidiaries, Parent, Purchaser or Merger Sub or held by stockholders of the Company who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Part 13 of the Utah Revised Business Corporation Act (the “Utah Code”)) will be converted into and become the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding of taxes.

4.	The Board of Directors of the Company has: (i) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) are, on the terms and subject to the conditions set forth in the Merger Agreement, advisable and in the best interests of and are fair to the Company and its stockholders; (ii) approved, adopted and authorized in all respects the Merger Agreement (together with the other documents executed by the Company in connection therewith, including the Tender Agreement) and the transactions contemplated by the Merger Agreement (including the Offer and the Merger); (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer; and (iv) resolved that the Merger shall be effected under Section 16-10a-1104 of the Utah Code and that the Merger shall be consummated as soon as practicable following the acceptance of Shares for payment pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on August 10, 2026, unless the Offer is extended by Merger Sub.

6.	The Offer is not subject to a financing condition. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in The Tender Offer — Section 11—Conditions of the Offer in the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares, if any, already owned by Parent and its subsidiaries, would represent at least seventy percent (70%) of all then outstanding Shares, (b) Shares held by stockholders of the Company that have properly exercised appraisal rights under Utah law do not exceed fifteen percent (15%) of the Shares outstanding immediately prior to the expiration of the Offer, (c) the Company shall have demonstrated to the reasonable satisfaction of Purchaser that the aggregate unrestricted cash held by the Company and its subsidiaries is at least $6,800,000 (excluding amounts held in escrow, which amounts held in escrow shall not be less than $2,880,000), (d) the Company shall have demonstrated to the reasonable satisfaction of Purchaser that the Company and its subsidiaries have good, valid and marketable fee simple title to all of their owned real property, free and clear of all liens other than specified permitted encumbrances, (e) the Required OK Approvals (as defined in the Merger Agreement) shall have been obtained, and (f) other customary conditions as described in the Offer to Purchase.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any state in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such state.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of

SELECTIS HEALTH, INC.
at
$5.75 Per Share in Cash
Pursuant to the Offer to Purchase dated July 13, 2026
by
black pearl equities, llc
and

BLACK PEARL EQUITIES II, LLC,
its wholly owned subsidiary

and
tortuga ACQUISITION Sub, inc.,
its wholly owned subsidiary

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 13, 2026, and the related Letter of Transmittal, in connection with the offer by Black Pearl Equities, LLC, a New York limited liability company (“Parent”), Black Pearl Equities II, LLC, a New York limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and Tortuga Acquisition Sub, Inc., a Utah corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), to purchase all of the issued and outstanding shares of common stock, par value $0.05 per share (the “Shares”), of Selectis Health, Inc., a Utah corporation, at a purchase price of $5.75 per Share in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 13, 2026 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Acquisition Sub the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)

Account No.

Dated ___________________, 2026

Area Code and Phone Number	Please Print name(s) and address(es) here

Tax Identification Number or Social Security Number

*       Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.